Exhibit 99.1

Investor Contacts	Media Contacts
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS OPERATING INCOME OF $187 MILLION FOR THE FOURTH

QUARTER AND $627 MILLION FOR THE FULL YEAR 2010

QUARTERLY DILUTED OPERATING EARNINGS PER COMMON SHARE OF $1.41 AND

ANNUALIZED OPERATING RETURN ON AVERAGE COMMON EQUITY OF 14.3%

Pembroke, Bermuda, February 8, 2011 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the fourth quarter of 2010 of $264 million, or $1.99 per diluted common share, compared with net income of $282 million, or $1.87 per diluted common share, for the fourth quarter of 2009. Net income for the full year 2010 was $820 million, or $6.02 per diluted common share, compared with $461 million, or $3.07 per diluted common share, for the prior year.

Operating income for the fourth quarter of 2010 was $187 million, or $1.41 per diluted common share, compared with $276 million, or $1.83 per diluted common share, for the fourth quarter of 2009. Operating income for the full year 2010 was $627 million, or $4.60 per diluted common share, compared with $766 million, or $5.10 per diluted common share for 2009.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Fourth Quarter and Full Year Highlights1

•	Net premiums earned increased 6% in the quarter to $757 million and increased 6% to $2.9 billion for the year;

•	Combined ratios of 85.6% and 88.7% for the quarter and year, respectively, compared to 77.5% and 79.3%;

•

Net favorable prior year reserve development of $81 million in the quarter, pre-tax, benefiting the combined ratio by 10.7 points, compared with $120 million in the prior year quarter, benefiting the combined ratio by 16.8 points;

•

Net investment income for the quarter declined 9% relative to the prior year quarter and 3% relative to the third quarter of this year to $108 million and net investment income for the year declined 12% to $407 million;

•	Net cash flows from operations were $321 million for the quarter and $1.2 billion for the year;

•

Operating income of $187 million for the quarter, representing an annualized operating return on average common equity[2] of 14.3% and operating income for the full year of $627 million, representing an operating return on average common equity of 12.4%;

•	Share repurchases under our authorized repurchase plan totaled $277 million in the quarter and $699 million in the year;

•	Diluted book value per common share of $39.37 at December 31, 2010, an increase of 1% from September 30, 2010 and 17% from December 31, 2009;

•	Quarterly common share dividend declared increased 10% to $0.23 per share.

[1]	All comparisons are with the same period last year unless stated otherwise.
[2]

Calculated using operating income divided by average common shareholders’ equity for the period. The presentation of operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of operating income to net income available to common shareholders (the most directly comparable GAAP financial measure) is provided on page 11 of this release. A discussion of the presentation of operating income begins on page 13 of this release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Commenting on the 2010 financial results, John Charman, Chief Executive Officer and President of AXIS Capital, stated: “AXIS finished the year strongly with an annualized operating return on average common equity for the fourth quarter of 14.3%. Our 2010 operating return on average common equity was 12.4% and our diluted book value per share increased 17% during the year. Our combined ratio for 2010 was an excellent 88.7%. During the year, we also returned $820 million to shareholders through share repurchases and dividends.

Over the last five years, we have increased book value per share at a compound annual rate of 16.5%. All of this has been accomplished despite a difficult economic environment, a challenging property and casualty insurance and reinsurance operating environment and a few relatively active and costly catastrophe years.

During the year, we continued to invest heavily in our global underwriting platform that will allow for substantial and broad scalability of our profitable underwriting portfolio when the market turns. This scalability will positively impact a far more diversified profile of business than we have seen at AXIS in any period to date. In 2011, we will continue to strive for underwriting margin, manage risk more sharply each day, strongly position our investment portfolio for a rise in interest rates and prudently manage our capital. Regardless of the timing of the market turn, we believe we are strongly positioned to continue to generate market-leading book value growth for our shareholders.”

Segment Highlights

Insurance Segment

Our insurance segment reported underwriting income of $68 million for the quarter, a decrease of 21% from the fourth quarter of 2009. The current quarter’s underwriting result reflected a combined ratio of 79.5% compared with 81.6% in the prior year quarter. The segment’s current accident year loss ratio improved from 76.9% in the fourth quarter of 2009 to 51.1% this quarter, primarily as a result of a lower level of claims activity in our credit and political risk line of business. Net favorable prior period reserve development was $34 million, or 10.5 points, this quarter compared with $73 million, or 23.9 points, in the fourth quarter of 2009. Increased acquisition costs reflected changes in our ceded reinsurance purchasing, while increased general and administrative expenses reflected performance-related compensation expenses and additional costs associated with the build-out of the segment’s platform. Underwriting results for the fourth quarter of 2009 included other insurance related income

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

of $28 million related to the cancellation and settlement of an insurance derivative contract with longevity risk; there was no corresponding impact in 2010. For the full year, underwriting income was $210 million compared with $84 million in the prior year.

Our insurance segment reported gross premiums written in the quarter of $497 million, up 6% from the fourth quarter of 2009, primarily driven by professional lines. For the full year, gross premiums written were $1,916 million, an increase of 8% from the prior year, primarily driven by professional lines, property and offshore energy lines. Net premiums written increased 34% and 30% for the fourth quarter and year to date, respectively, with net premiums earned increasing 8% and 4% for the same periods. These increases were primarily due to changes in our ceded reinsurance purchasing on renewal during the second quarter and the increase in gross premiums written.

Reinsurance Segment

Our reinsurance segment reported underwriting income of $65 million for the quarter, a decrease of 50% compared with the fourth quarter of 2009. The segment’s combined ratio of 84.9% was higher than the 68.3% reported in the fourth quarter of 2009. The current accident year loss ratio increased from 56.8% in the fourth quarter of 2009 to 69.3% this quarter, largely due to a net $41 million increase in estimated net pre-tax losses (net of reinstatement premiums) for the Chile and New Zealand earthquakes. Increased general and administrative expenses for the quarter were primarily the result of performance-related compensation costs. Net favorable prior period reserve development was $47 million, or 10.9 points, this quarter compared with $47 million, or 11.6 points, in the fourth quarter of 2009. For the full year, our reinsurance segment reported underwriting income of $199 million, compared with $440 million for the prior year.

Our reinsurance segment reported gross premiums written of $138 million and $1,834 million in the quarter and full year 2010, respectively, compared to $103 million and $1,812 million in the corresponding periods of 2009. Premium growth in the quarter was primarily driven by the property reinsurance lines.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Investments

Net investment income for the quarter was $108 million compared to $118 million in the prior year quarter. The decrease was primarily due to lower reinvestment yields on our fixed maturities. For the full year, net investment income decreased 12% to $407 million, primarily due to lower reinvestment yields on our fixed maturities and lower returns from alternative investments.

For the quarter, net realized investment gains were $78 million compared to $6 million in the prior year quarter. Net realized investment gains were $195 million for the full year compared to net realized investment losses of $312 million in 2009. The prior year balance included other than temporary impairment charges of $337 million in 2009, compared to $18 million during the current year.

Supplementary information relating to our investment portfolio at December 31, 2010 is available in the Investor Information section of our website.

Capitalization / Shareholders’ Equity

Total capitalization at December 31, 2010 was $6.6 billion, including $1.0 billion of long-term debt and $0.5 billion of preferred equity, compared to $6.0 billion at December 31, 2009. At December 31, 2010, diluted book value per common share, on a treasury stock basis, was $39.37 and book value per common share was $45.60, compared to $33.65 and $37.84, respectively, as of December 31, 2009.

During the quarter, we repurchased 7.8 million common shares under our authorized repurchase plan at an average price of $35.63 per share, for a total cost of $277 million. For the full year, we repurchased 21.8 million common shares at an average price of $32.02, for a total cost of $699 million. As of February 4, 2011 we had approximately $593 million of remaining authorization for common share repurchases through December 31, 2012.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Conference Call

We will host a conference call on Wednesday, February 9, 2011 at 9:00 AM (Eastern) to discuss fourth quarter and year-end financial results and related matters. The teleconference can be accessed by dialing (866) 843-0890 (U.S. callers) or (412) 317-9250 (international callers) approximately ten minutes in advance of the call and entering the code 5-3-8-7-6-5-5. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for 90 days by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 4-4-7-0-4-4. The webcast will be archived in the Investor Information section of the Company’s website.

In addition, a financial supplement relating to our financial results for the quarter ended December 31, 2010 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at December 31, 2010 of $5.6 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2010 (UNAUDITED) AND 2009

	2010	2009
	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$10,482,897	$9,718,355
Equity securities, available for sale, at fair value	349,254	204,375
Other investments, at fair value	519,296	570,276
Short-term investments, at amortized cost	172,719	129,098

Total investments	11,524,166	10,622,104
Cash and cash equivalents	929,515	788,614
Restricted cash and cash equivalents	115,840	75,440
Accrued interest receivable	96,364	89,559
Insurance and reinsurance premium balances receivable	1,343,665	1,292,877
Reinsurance recoverable on unpaid and paid losses	1,577,547	1,424,172
Deferred acquisition costs	359,300	302,320
Prepaid reinsurance premiums	221,396	301,885
Securities lending collateral	—	129,814
Net receivable for investments sold	—	12,740
Goodwill and intangible assets	103,231	91,505
Other assets	174,707	175,494

Total assets	$16,445,731	$15,306,524

Liabilities
Reserve for losses and loss expenses	$7,032,375	$6,564,133
Unearned premiums	2,333,676	2,209,397
Insurance and reinsurance balances payable	164,927	173,156
Securities lending payable	—	132,815
Senior notes	994,110	499,476
Other liabilities	275,422	227,303
Net payable for investments purchased	20,251	—

Total liabilities	10,820,761	9,806,280

Shareholders’ equity
Preferred shares - Series A and B	500,000	500,000
Common shares	1,934	1,903
Additional paid-in capital	2,059,708	2,014,815
Accumulated other comprehensive income	176,821	85,633
Retained earnings	4,267,608	3,569,411
Treasury shares, at cost	(1,381,101)	(671,518)

Total shareholders’ equity	5,624,970	5,500,244

Total liabilities and shareholders’ equity	$16,445,731	$15,306,524

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2010 AND 2009

	Three months ended		Years ended
	2010	2009	2010	2009
	(in thousands, except per share data)
Revenues
Net premiums earned	$757,318	$713,610	$2,947,410	$2,791,764
Net investment income	107,889	118,178	406,892	464,478
Other insurance related income (loss)	345	29,713	2,073	(129,681)
Net realized investment gains (losses):
Other-than-temporary impairment losses	(2,635)	(3,780)	(19,216)	(339,994)
Portion of impairment losses transferred to (from) other comprehensive income	—	(2,964)	1,284	2,559
Other realized investment gains	80,407	12,800	213,030	25,851

Total net realized investment gains (losses)	77,772	6,056	195,098	(311,584)

Total revenues	943,324	867,557	3,551,473	2,814,977

Expenses
Net losses and loss expenses	383,345	346,512	1,677,132	1,423,872
Acquisition costs	124,098	101,787	488,712	420,495
General and administrative expenses	140,620	104,642	449,885	370,157
Foreign exchange losses (gains)	(5,120)	(2,018)	(15,535)	28,561
Interest expense and financing costs	15,690	8,162	55,876	32,031

Total expenses	658,633	559,085	2,656,070	2,275,116

Income before income taxes	284,691	308,472	895,403	539,861
Income tax expense	11,129	17,190	38,680	41,975

Net income	273,562	291,282	856,723	497,886
Preferred shares dividends	9,219	9,219	36,875	36,875

Net income available to common shareholders	$264,343	$282,063	$819,848	$461,011

Per share data
Net income per common share:
Basic net income	$2.26	$2.07	$6.74	$3.36
Diluted net income	$1.99	$1.87	$6.02	$3.07
Weighted average number of common shares outstanding - basic	117,101	136,049	121,728	137,279
Weighted average number of common shares outstanding - diluted	132,799	150,718	136,199	150,371
Cash dividends declared per common share	$0.23	$0.21	$0.86	$0.81

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE QUARTERS ENDED DECEMBER 31, 2010 AND 2009

	2010			2009
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
	(in thousands)
Gross premiums written	$496,744	$138,030	$634,774	$470,746	$103,099	$573,845
Net premiums written	349,250	139,394	488,644	260,129	97,842	357,971
Net premiums earned	328,375	428,943	757,318	304,731	408,879	713,610
Other insurance related income	345	—	345	29,713	—	29,713
Net losses and loss expenses	(132,811)	(250,534)	(383,345)	(161,551)	(184,961)	(346,512)
Acquisition costs	(41,553)	(82,545)	(124,098)	(29,065)	(72,722)	(101,787)
General and administrative expenses	(86,633)	(31,041)	(117,674)	(57,895)	(21,612)	(79,507)

Underwriting income	$67,723	$64,823	132,546	$85,933	$129,584	215,517

Corporate expenses			(22,946)			(25,135)
Net investment income			107,889			118,178
Net realized investment gains			77,772			6,056
Foreign exchange gains			5,120			2,018
Interest expense and financing costs			(15,690)			(8,162)

Income before income taxes			$284,691			$308,472

Net loss and loss expense ratio	40.4%	58.4%	50.6%	53.0%	45.2%	48.6%
Acquisition cost ratio	12.7%	19.2%	16.4%	9.6%	17.8%	14.3%
General and administrative expense ratio	26.4%	7.3%	18.6%	19.0%	5.3%	14.6%

Combined ratio	79.5%	84.9%	85.6%	81.6%	68.3%	77.5%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010			2009
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
	(in thousands)
Gross premiums written	$1,916,116	$1,834,420	$3,750,536	$1,775,590	$1,811,705	$3,587,295
Net premiums written	1,332,220	1,815,320	3,147,540	1,025,061	1,791,368	2,816,429
Net premiums earned	1,206,493	1,740,917	2,947,410	1,157,966	1,633,798	2,791,764
Other insurance related income (loss)	2,073	—	2,073	(130,946)	1,265	(129,681)
Net losses and loss expenses	(569,869)	(1,107,263)	(1,677,132)	(612,694)	(811,178)	(1,423,872)
Acquisition costs	(152,223)	(336,489)	(488,712)	(113,187)	(307,308)	(420,495)
General and administrative expenses	(276,435)	(98,001)	(374,436)	(216,954)	(76,127)	(293,081)

Underwriting income	$210,039	$199,164	409,203	$84,185	$440,450	524,635

Corporate expenses			(75,449)			(77,076)
Net investment income			406,892			464,478
Net realized investment gains (losses)			195,098			(311,584)
Foreign exchange (losses) gains			15,535			(28,561)
Interest expense and financing costs			(55,876)			(32,031)

Income before income taxes			$895,403			$539,861

Net loss and loss expense ratio	47.2%	63.6%	56.9%	52.9%	49.6%	51.0%
Acquisition cost ratio	12.6%	19.3%	16.6%	9.8%	18.8%	15.1%
General and administrative expense ratio	23.0%	5.7%	15.2%	18.7%	4.7%	13.2%

Combined ratio	82.8%	88.6%	88.7%	81.4%	73.1%	79.3%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)

OPERATING INCOME AND OPERATING RETURN ON AVERAGE COMMON EQUITY

FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2010 AND 2009

	Quarters ended		Years ended
	2010	2009	2010	2009
	(in thousands, except per share amounts)

Net income available to common shareholders	$264,343	$282,063	$819,848	$461,011
Net realized investment (gains) losses, net of tax(1)	(76,998)	(5,825)	(193,124)	305,230

Operating income	187,345	276,238	626,724	766,241

Net income per share - diluted	$1.99	$1.87	$6.02	$3.07
Net realized investment (gains) losses, net of tax	(0.58)	(0.04)	(1.42)	2.03

Operating income per share - diluted	$1.41	$1.83	$4.60	$5.10

Weighted average common shares and common share equivalents - diluted	132,799	150,718	136,199	150,371

Average common shareholders’ equity	5,236,954	4,949,176	5,062,607	4,480,642
Annualized return on average common equity	20.2%	22.8%	16.2%	10.3%
Annualized operating return on average common equity	14.3%	22.3%	12.4%	17.1%

(1)	Tax benefit (cost) of ($774) and ($231) for the quarters ended December, 31 2010 and 2009, respectively, and ($1,974) and $6,354 for 2010 and 2009, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions and the persistence of the recent financial crisis, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) changes in governmental regulations, (13) increased competition, (14) changes in the political environment of certain countries in which we operate or underwrite business, (15) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (16) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Non-GAAP Financial Measures

In this release, we have presented operating income, which is a “non-GAAP financial measure” as defined in Regulation G. Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses). A reconciliation of operating income to the most directly comparable GAAP financial measure, net income available to common shareholders, is included above.

In addition, this press release presents the following measures which are derived from the non-GAAP operating income measure:

1.	Diluted operating earnings per share - represents operating income divided by diluted weighted average common shares and share equivalents; and

2.	Annualized operating return on average common equity - represents operating income for the period, projected for a full year, as a percentage of average common equity for the period.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This presentation includes the use of “operating income” and “annualized operating return on average common equity”, which is based on the “operating income” measure. Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies. In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses) to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) reflects the underlying fundamentals of our business.

In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude realized gains (losses) from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com